Exhibit 99.1

First Tracks Biotherapeutics Debuts on Nasdaq to Advance

Therapies for Autoimmune Diseases

•	First Tracks Biotherapeutics launches with $180 million in cash and two-year cash-runway

•	Trading of TRAX begins on Nasdaq today

SAN DIEGO, CA — April 20, 2026 — First Tracks Biotherapeutics, Inc. (Nasdaq: TRAX) today announced its launch as an independent, publicly traded clinical-stage biotechnology company advancing antibody therapeutics that modulate immune pathways implicated in autoimmune and inflammatory diseases. First Tracks Bio will trade on the Nasdaq Global Select Market, commencing today, under the ticker symbol “TRAX.”

“Today marks the official launch of First Tracks Bio and the start of a bold new chapter focused on developing antibodies for autoimmune diseases, including our lead operating program, ANB033, in development to treat celiac disease and eosinophilic esophagitis,” said Daniel Faga, president and chief executive officer. “We’re energized by the patients, physicians, employees and investors who share and are committed to our vision as we advance therapies built to deliver meaningful impact and long-term value.”

First Tracks Bio’s initial three development-stage assets will include ANB033, a CD122 antagonist, in a Phase 1b trial for celiac disease and eosinophilic esophagitis; rosnilimab, a pathogenic T cell depleter, which has completed a Phase 2b trial for rheumatoid arthritis; and ANB101, a BDCA2 modulator, in a Phase 1a trial.

The spin-off was completed today following the distribution to AnaptysBio, Inc. shareholders of one share of First Tracks Bio common stock for every one share of Anaptys common stock owned as of the close of business on April 6, 2026, the record date for the distribution.

About First Tracks Biotherapeutics

First Tracks Biotherapeutics is a clinical stage biotechnology company advancing antibody therapies that modulate immune pathways implicated in autoimmune and inflammatory diseases. Its pipeline includes ANB033, a CD122 antagonist in development for celiac disease and eosinophilic esophagitis; rosnilimab, a pathogenic T cell depleter in development for rheumatoid arthritis; and ANB101, a BDCA2 modulator. To learn more, visit www.FirstTracksBio.com or follow us on LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to the projected cash runway for the company. Statements including words such as “plan,” “continue,” “expect,” or “ongoing” and statements in the future tense are forward-looking statements. These forward-looking statements involve risks and uncertainties, as well as assumptions, which, if they do not fully materialize or prove incorrect, could cause its results to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements are subject to risks and uncertainties that may cause the company’s actual activities or results to differ significantly from those expressed in any forward-looking statement, including risks and uncertainties related to the company’s ability to advance its product candidates, obtain regulatory approval of and ultimately commercialize its product candidates, the timing and results of preclinical and clinical trials, the company’s ability to fund development activities and achieve development goals, the company’s ability to protect intellectual property and other risks and uncertainties described under the heading “Risk Factors” in documents the company files from time to time with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release, and the company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Investor Contact:

Nick Montemarano

Executive Director, Investor Relations

858.732.0178

investors@firsttracksbio.com